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PULASKI FINANCIAL CORP.
12300 Olive Branch Boulevard, Saint Louis, MO 63141-6434
Office Phone:  314.878.2210     Fax:  314.878.6037


FOR IMMEDIATE RELEASE
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           PULASKI BANK TO ESTABLISH FULL-SERVICE BANK IN KANSAS CITY
            WITH AGREEMENT TO PURCHASE BRANCH FROM FIRST FEDERAL BANK

  SUCCESS OF LOCAL LENDING OFFICE PROMPTS EXPANSION INTO RETAIL BANKING IN KC


ST. LOUIS, JUNE 26, 2003--Pulaski Financial Corp. (Nasdaq: PULB) today announced that its subsidiary Pulaski Bank plans to expand its banking operations into the Kansas City market with the acquisition of a branch office and $41 million in deposits from First Federal Bank, F.S.B. Pulaski last fall opened a lending office in the Kansas City area and announced its goal of expanding further with retail banking operations once it established its presence in the market.

"The loan production office has exceeded our expectations, and as a result we decided this was the time to follow through with our full-service banking operation," said William A. Donius, president and CEO of Pulaski Financial. "We will now be able to provide a wider range of products and services to our growing Kansas City customer base, as well as establishing relationships with the new customers."

Clarence Zugelter, president of First Federal, added: "Selling the branch to Pulaski ensures that the financial needs of the 85th and Wornall-area community will continue to be met in an exceptional manner. Pulaski's style, operations, products and commitment to customers and staff are very similar to First Federal's. As a result, we believe we have found the ideal scenario for all parties involved. We are confident that Pulaski will continue to meet the needs of the 85th and Wornall community and branch staff. That confidence enables us to enthusiastically move forward with efforts to grow our mortgage banking operations."

Under terms of a definitive agreement the two banks signed today Pulaski will acquire First Federal's branch at 8442 Wornall Road in Kansas City, Missouri, including assumption of the deposits and the branch's fixed assets and premises. No loans are being acquired as part of the transaction.

The purchase is expected to be completed during the third quarter of 2003, subject to regulatory approval. Pulaski Financial Corp. expects to record a core deposit intangible of approximately $800,000 and no goodwill as a result of the transaction.

Pulaski Financial Corp. serves customers throughout the St. Louis metropolitan area operating in its 81st year through its subsidiary, Pulaski Bank and Pulaski Bank Home Lending in Kansas City. The Bank offers a full line of quality retail banking products

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through six full-service  offices. The company's website can be accessed at
www.pulaskibankstl.com.
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First Federal Bank, F.S.B. is a $483 million savings bank with eight offices in
Missouri's Clay, Jackson and Platte counties.

STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.


FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, President & CEO          Clarence Zugelter, President & CEO
Pulaski Financial Corp.                     First Federal Bank F.S.B.
(314) 878-2210 Ext. 3610                    (816) 241-7800

Karl Plath or Brien Gately
The Investor Relations Company
(847) 296-4200